Exhibit 99.1

PRESS RELEASE

THE CHEESECAKE FACTORY OPENS IN

GREENWOOD, INDIANA AND MESA, ARIZONA

FOR IMMEDIATE RELEASE	CONTACT: JILL PETERS
(818) 871-3000

Calabasas Hills, CA – September 28, 2007 – The Cheesecake Factory Incorporated (Nasdaq: CAKE) today announced the opening of its 129th and 130th Cheesecake Factory restaurants.  The restaurants opened at the Greenwood Park Mall in Greenwood, Indiana, a suburb of Indianapolis, and at the Superstition Springs Center in Mesa, Arizona, a suburb of Phoenix, respectively, on September 27, 2007.  The restaurants contain approximately 9,400 square feet and 270 seats at the Greenwood location and 10,200 square feet and 290 seats at the Mesa location.

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated created the upscale casual dining segment in 1972 with the introduction of its namesake concept and continues to define it today with the two highest productivity concepts in the industry.  The Company operates 130 restaurants throughout the U.S. under The Cheesecake Factory® name with an extensive menu of more than 200 items and average annual sales of approximately $10.6 million.  Grand Lux Cafe®, the Company’s second concept, has ten units in operation across the U.S. offering a broad menu of more than 150 items and average annual sales of approximately $12.6 million.  The Company also operates two bakery production facilities in Calabasas Hills, CA and Rocky Mount, NC that produce over 50 varieties of quality cheesecakes and other baked products.  Additionally, the Company operates one self-service, limited menu express foodservice operation and licenses two bakery cafe outlets to another foodservice operator.  For more information, please visit thecheesecakefactory.com.

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The Cheesecake Factory Incorporated

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100